Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form S-3 and related Prospectus of McEwen Mining Inc. and to the incorporation by reference therein of our report dated June 29, 2023, with respect to the financial statements of Minera Santa Cruz S.A. included in McEwen Mining Inc.’s Annual Report (Form 10-K/A) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/. PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L

Member of Ernst & Young Global Limited

City of Buenos Aires, Argentina

November 3rd, 2023